Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

March 16, 2017

Trinity Place Holdings Inc.

717 Fifth Avenue

New York, New York 10022

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Trinity Place Holdings Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed resale by the selling stockholders named in the Registration Statement of (i) up to 3,585,000 shares (the “Primary Shares”) of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), previously issued by the Registrant pursuant to the Private Placement Agreement, dated as of February 14, 2017 (the “Private Placement Agreement”), by and between the Registrant and the investors named therein (the “Selling Stockholders”) and (ii) up to 477,181 shares (the “Secondary Shares”, and together with the Primary Shares, the “Shares”) of Common Stock previously acquired by the Selling Stockholders from certain existing stockholders of the Registrant.

We have reviewed copies of (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Registrant, (iii) the By-laws of the Registrant, (iv) resolutions of the Board of Directors of the Registrant and the Transaction Committee of the Board of Directors of the Registrant authorizing the issuance of the Primary Shares and the execution and delivery by the Registrant of the Private Placement Agreement, (v) the Private Placement Agreement, and (vi) the Modified Second Amended Joint Chapter 11 Plan of Reorganization of Syms Corp and its Subsidiaries and documents related thereto, including the Merger Agreement.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been legally issued and are fully paid and non-assessable.

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

KRAMER LEVIN NAFTALIS & FRANKEL LLP